Exhibit 10.67

May 27, 2015

Michael E. Faerm

Dear Michael:

Theravance, Inc. (“Theravance” or the “Company”) is pleased to offer you the exempt position of Senior Vice President, and Chief Business Officer reporting to me.  Your salary on an annualized basis will be $415,000.  You will be eligible to receive an annual discretionary bonus with a target of 50% of your annual salary earned each year.  Your actual bonus payout will be based on the Company’s performance against its annual goals and a review of your individual performance and may be higher or lower than the target amount.  You must be an active employee in good standing at the time the bonus is paid in order to receive the bonus.  The Company’s bonus percentage targets may change from time-to-time at the sole discretion of the Board of Directors.  You will receive a sign on bonus of $75,000.  This offer will expire on May 28, 2015.

Subject to the approval of the appropriate committee of the Company’s Board of Directors and in consideration of services to be rendered by you, you will also be granted a restricted stock award for that number of shares of Theravance’s Common Stock equal to $1,750,000 divided by the average closing price of Theravance’s Common Stock for the 15 trading days ending three full trading days prior to the date of grant.  The restricted stock award will be subject to the terms and conditions applicable to shares awarded under the Company’s 2012 Equity Incentive Plan (the “Plan”), as described in the Plan and the applicable Restricted Stock Agreement. The shares will vest in a series of installments as follows: 25% of the shares will vest on the first Company Vesting Date after the first anniversary of your employment start date (your “Start Date”); and the balance of the shares will vest in 12 equal installments on each Company Vesting Date thereafter, provided you remain in continuous service through each such vesting date, and as described in the applicable Restricted Stock Agreement.  A “Company Vesting Date” means February 20, May 20, August 20 or November 20.

Theravance provides a comprehensive company-paid benefits package that begins on your first day of employment. Included are medical, vision and dental coverage, life insurance, long-term disability insurance and a flexible spending plan.  Additionally, we offer a 401(k) plan and an Employee Stock Purchase Plan.  Additional information will be provided at New Employee Orientation shortly after you begin employment.

You will abide by Theravance’s strict company policy that prohibits any new employee from using or bringing with them from any prior employer any confidential information, trade secrets, proprietary materials or processes of such former employers.  As a consideration of employment, you will be required to sign our Proprietary Information and Inventions Agreement.  In addition, you will be required to present the documents establishing your legal right to work in the United States as required by the government’s Form I-9.

While we hope that your employment with the Company will be mutually satisfactory, employment with Theravance is for no specific period of time.  As a result, either you or the Company are free to terminate your employment relationship at any time for any reason, with or without cause.  This is the full and complete agreement between us on this term.  Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures to which you will be subject, may change from time-to-time, the “at-will” nature of your employment may only be changed in an express writing signed by you and a Senior Officer of the Company.

This offer is contingent upon the successful completion of your background investigation and references.

There are two copies of this letter enclosed; if all of the foregoing is satisfactory, please sign and date each copy, and return one copy to me, saving the other copy for yourself.

We are very excited about the possibility of you joining our team and becoming a part of our company!  We look forward to determining a mutually convenient start date as soon as possible.

If you have any questions, please don’t hesitate to contact me at 650-238-9616.  We look forward to your favorable response.

Sincerely,

Mike Aguiar

Michael W. Aguiar
President and Chief Executive Officer

Foregoing terms and conditions hereby accepted:

Signed:	/s/ Michael E. Faerm

Date:	June 2, 2015

Start Date:	July 8, 2015

Relocation Assistance

For

Michael E. Faerm

•                  Theravance will reimburse you for 100% of the non-recurring transaction costs associated with your home sale up to 7% of the sales price and up to 2% of the purchase price on your home.

•                  We will also reimburse you for shipment and storage of your household goods from New York, NY to Bay Area, California and one-time travel expenses for you and your family.

•                  We will provide you with up to 60 days of temporary housing.  Our intention is to assist you in a transition which minimizes disruption.

•                  You will have up to 12 months to utilize your relocation assistance.

•                  All itemized relocation expenses must be submitted to Global Mobility Solutions for processing.

•                  If you leave Theravance voluntarily within the first year of your employment all of the above-listed expenses associated with your relocation as well as the sign on bonus of $75,000 will be fully repayable.

•                  Please note that certain relocation charges you incur for the year could be a reportable income/wage event, and as such those relocation costs that are reported as income/wages to you are subject to payroll taxes.  Theravance will “gross-up” the taxable non-recurring transaction costs associated with the sale of your home in New York up to 7% of the sale price.  Please consult with a tax advisor regarding the potential impact of other relocation items on your tax return.